UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Dispositions of Real Estate Properties
601 Tower at Carlson Center
On February 3, 2011, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII 601 Tower, LLC, purchased a 15-story office building containing 288,458 rentable square feet located on approximately 2.3 acres of land in Minnetonka, Minnesota (“601 Tower at Carlson Center”). On June 11, 2014, the Company sold 601 Tower at Carlson Center to Artis US Holdings II LP (the “601 Tower Purchaser”), the wholly owned subsidiary of Artis Real Estate Investment Trust, for $75.0 million. The aggregate cost of 601 Tower at Carlson Center, which includes the initial purchase price plus capital expenditures since acquisition and acquisition fees and expenses, but excludes any reductions to net book value of the property due to historical depreciation and amortization expense, was $58.4 million. The 601 Tower Purchaser is not affiliated with the Company or its advisor.
Dallas Cowboys Distribution Center
On July 8, 2010, the Company, through an indirect wholly owned subsidiary, KBSII 2500 Regent Boulevard, LLC, acquired the rights to a ground lease related to a two-story distribution facility containing 400,123 rentable square feet located on approximately 21.2 acres of land in Irving, Texas (“Dallas Cowboys Distribution Center”). On June 11, 2014, the Company sold Dallas Cowboys Distribution Center to Invesco Advisers, Inc. (the “Dallas Cowboys Distribution Center Purchaser”), for $22.3 million. The aggregate cost of Dallas Cowboys Distribution Center, which includes the initial purchase price plus capital expenditures since acquisition and acquisition fees and expenses, but excludes any reductions to net book value of the property due to historical depreciation and amortization expense, was $19.3 million. The Dallas Cowboys Distribution Center Purchaser is unaffiliated with the Company or its advisor.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: June 12, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer